UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/29/2006

Natural Alternatives International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-15701

Delaware	84-1007839
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1185 Linda Vista Drive
San Marcos, CA 92078
(Address of principal executive offices, including zip code)

(760) 744-7340
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On March 29, 2006, Natural Alternatives International, Inc., a Delaware corporation ("NAI"), completed certain amendments to its credit facility with Wells Fargo Bank, National Association. The amendments increased NAI's working capital line of credit from $8.0 million to $12.0 million, and allow NAI to borrow up to an additional $2.5 million through May 31, 2006, pursuant to the terms of a loan commitment, for the purpose of providing NAI with additional working capital as may be needed for raw material purchases and other matters in connection with the fulfillment of orders from a new customer. Any borrowings by NAI under the loan commitment will bear interest at a rate equal to the Prime Rate or LIBOR plus 1.75%, as elected by NAI from time to time, and will be due and payable in full on May 31, 2006.
The amendments to the credit facility also included (i) an increase in borrowings against eligible inventory from $3.0 million to $6.0 million, provided the outstanding borrowings shall not at any time exceed eligible accounts receivable; (ii) a change in permissible accounts receivable concentrations to allow up to 35% from a new customer acceptable to Wells Fargo; (iii) an increase in our ratio of total liabilities/tangible net worth covenant from 1.25/1.0 to 1.75/1.0 through June 30, 2006 (the ratio returns to 1.25/1.0 from July 1, 2006 through June 30, 2007 and to 1.0/1.0 thereafter); and (iv) a change in the calculation of the fixed charge coverage ratio (aggregate of net profit after taxes, depreciation and amortization expenses and net contributions/aggregate current maturity of long-term debt and capitalized lease payments) to a rolling 4-quarter basis from each fiscal quarter end.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: April 03, 2006	By:	/s/ John Reaves
John Reaves
Chief Financial Officer